SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2005

WALGREEN CO.
(Exact name of registrant as specified in its charter)

Illinois	1-604	36-1924025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 914-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amendment to the Walgreen Co. Nonemployee Director Stock Plan

On October 12, 2005, the Board of Directors of Walgreen Co. (the "Company") adopted an amendment to the Walgreen Co. Nonemployee Director Stock Plan (the "Plan").

The Plan, as amended and restated effective January 14, 2004, provides for an annual grant of Company common stock to each nonemployee director on November 1 of each year (the "Annual Stock Grant"), and the Plan also affords nonemployee directors with the opportunity to defer the receipt of the various other elements of director compensation (annual retainer, committee fees, meeting fees, and any similar fees). Certain elements of director compensation may be deferred into a deferred stock unit account, while other elements may be deferred into either a deferred stock unit account or a deferred cash compensation account.

This Amendment to the Plan affords nonemployee directors the opportunity to defer the receipt of their Annual Stock Grant, by electing a deferral into a deferred stock unit account. All deferral elections under the Plan, including with respect to the Annual Stock Grant, are consistent with the timing restrictions and other requirements of Section 409A of the Internal Revenue Code.

Approval of the 2006 Walgreen Co. Executive Deferred Compensation/Capital Accumulation Plan

On October 12, 2005, the Board of Directors of the Company approved the material terms of and authorized the adoption of the 2006 Walgreen Co. Executive Deferred Compensation/Capital Accumulation Plan (the "2006 Plan"). The 2006 Plan is very similar to earlier deferred compensation/capital accumulation plans that have been provided from time to time by the Company to its key employees.

The 2006 Plan will afford eligible employees the opportunity to defer a portion of their base salary for the 2006 calendar year. Deferral opportunities under supplements to the 2006 Plan may also be applied to eligible new hires in future calendar years. Company officers (including named executive officers) and other management-level employees in salary grade 12 (or its equivalent) and above will be eligible to participate in the 2006 Plan.

Each eligible employee may elect to defer a maximum of 10% of his/her base salary for 2006. Deferred amounts are credited with interest, and the crediting rate is determined by the timing and circumstances of payment. Retirement benefits will be based on a 10.5% crediting rate. Employees who do not qualify for retirement benefits receive benefits based on specified crediting rates that are at or below 10.5% (i.e., at earlier termination of employment, disability or death). Retirement benefits are paid over 15 years beginning at age 65, or over 10 years beginning at age 70, depending on the age of the participant as of December 31, 2005. Distributions to those who do not qualify for retirement benefits are made in one lump sum. Employees who are under age 45 as of December 31, 2005 also qualify for an interim payment (equal to the principal amount deferred) eight years following the year of deferral.

The terms of the 2006 Plan will be consistent with the requirements of Section 409A of the Internal Revenue Code. In particular, all base salary deferral elections and limited distribution elections must be made prior to January 1, 2006. In addition, payments to key employees (as defined under Section 416(i) of the Internal Revenue Code) upon separation from service with the Company will not commence in the first six months following the individual's separation.

Under the 2006 Plan, deferred compensation is an unsecured and unfunded promise by the Company to pay benefits in the future, and participants at all times will be unsecured and unfunded general creditors of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WALGREEN CO.
(Registrant)

By: /s/ William M. Rudolphsen
William M. Rudolphsen
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

Date: October 13, 2005